EXHIBIT 99.1

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Contact:	Marina H. Norville
212-640-2832
marina.h.norville@aexp.com

AMERICAN EXPRESS COMPANY ELECTS
JOHN BRENNAN TO BOARD OF DIRECTORS

NEW YORK, January 24, 2017 – American Express Company (NYSE:AXP) today announced that John J. “Jack” Brennan has been elected to its board of directors.

Mr. Brennan is chairman emeritus and senior advisor of Vanguard, one of the world’s largest and most respected investment companies. He joined Vanguard in 1982, was elected chief financial officer in 1985 and president in 1989.  He served as Vanguard’s chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009.

“Jack’s accomplishments at Vanguard and his insights into financial markets, along with his regulatory and corporate governance expertise make him a terrific addition to the Board,” said Kenneth I. Chenault, chairman and chief executive officer.

Mr. Brennan is a director of General Electric Company, LPL Financial and the Guardian Life Insurance Company of America. He is the chairman of the Financial Industry Regulatory Authority (FINRA); chairman of Vanguard Charitable; and chairman of the Board of Trustees at the University of Notre Dame.

Mr. Brennan graduated from Dartmouth College and earned a master’s degree in business administration from the Harvard Business School.

The election of Mr. Brennan to the American Express Company Board of Directors is effective today.

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About American Express

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